Exhibit 99.1

                                                          GRISTEDE'S FOODS, INC.

Executive Offices                                        823 Eleventh Avenue
                                                         New York, NY 10019-3545
                                                         (Phone) 212-956-5803
                                                         (Fax) 212-247-4509

                              FOR IMMEDIATE RELEASE

GRISTEDE'S FOODS, INC.
      ("GRI" - AMERICAN STOCK EXCHANGE)

New York, NY. July 19, 2004: Gristede's Foods, Inc. announced that the Company has not yet filed its SEC Form 10-Q Report for the second quarter ended May 30, 2004. It is the Company's current expectation that results for the second quarter will be approximately commensurate with results for the comparable quarter last year. The Company expects to file the Report in approximately two weeks.

On April 13, 2004, the Company announced that it had received a letter from John Catsimatidis, the holder with certain of his affiliates, of in excess of 90% of the outstanding shares of common stock of the Company, stating his intention to cash out the public shareholders of the Company at $0.87 per share, via a short form merger pursuant to Section 253 of the Delaware General Corporation Law (the "Catsimatidis Offer").

On April 14, 2004, the Board of Directors of the Company (John Catsimatidis abstaining) at a telephonic meeting appointed a Special Committee of independent directors to (i) evaluate the offer, and (ii) determine its fairness from a financial point of view to the public shareholders. The Special Committee has retained an investment banking firm to assist it in evaluating the proposed offer.

Subject to receiving approval of the Special Committee and the Gristede's board to accept the Catsimatidis Offer, the Company intends to shortly file with the SEC the requisite "going private" reports.

The statements contained herein that are not purely historical are forward looking statements within the meaning of the Securities Exchange Act of 1934. All forward-looking statements contained herein are based upon information available to the Company as of that date hereof, and the Company assumes no obligation to update any such forward-looking statements. Actual results could differ materially from the Company's current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the factors and risks discussed in the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2003, and the other reports filed from time to time by the Company with the Securities and Exchange Commission.

For further information, please contact Mr. Catsimatidis, Chairman & Chief Executive Officer, Gristede's Foods, Inc., at (212) 956-5803.


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